Exhibit (k)(9)

AMENDMENT NO. 1

TO CREDIT AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) is made as of October 1, 2021 among the Borrower identified on the signature page hereof (the “Borrower”) and Société Générale, as lender (in such capacity, the “Lender”) and as the administrative agent for the Lender (in such capacity, the “Agent”).

The Borrower has requested that the Lender and the Agent amend certain provisions of the Credit Agreement dated as of June 14, 2019 entered into among the Borrower, the Lender and the Agent (such Credit Agreement, as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), and the Lender and the Agent are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.    INTERPRETATION. Unless otherwise specifically defined herein, capitalized terms used herein and not defined herein have the meanings set forth in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall refer to the Credit Agreement as amended hereby.

2.    AMENDMENTS.

(a)    From and after the date hereof, Section 2 of the Credit Agreement is hereby amended by inserting a new Section 2(s) thereto in the form of Exhibit A attached hereto.

(b)    From and after the date hereof, Section 8(l) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(l)    Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to make, maintain or fund Loans, or to determine or charge interest rates based upon the Applicable LIBOR Rate, the Applicable LIBOR Rate shall be deemed to be equal to the Alternative Interest Rate until the earlier of: (i) the Interest Period in which a Benchmark Replacement is determined pursuant to Section 2(s) or (ii) the date on which the aggregate principal amount of all outstanding Loans, together with accrued but unpaid interest thereon and all other fees and other amounts payable hereunder are repaid in full.”

(c)    From and after the date hereof, Section 9(a) of the Credit Agreement is hereby amended by:

(i)    amending and restating the definitions of “Daily Commitment Fee” and “Scheduled Maturity Date” in their entirety as follows:

““Applicable LIBOR Base Rate” means with respect to any Loan (i) during an Interest Period described in clause (a)(ii) of the definition thereof, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for (x) if such Loan is a Monthly Pay Loan, a one-month period or (y) if such Loan is a Quarterly Pay Loan, a three-month period or (ii) during an Interest Period described in clause (a)(i) of the definition thereof, based on the Interpolated Rate which corresponds to the time elapsed between the disbursement date of such Loan and the end of such Interest Period (“LIBOR”) or, in each case, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m. (London time), two (2) Business Days prior to (a) if such Loan is made during such Interest Period, the date such Loan was made or (b) otherwise, the commencement of such Interest Period; provided that if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars then the Applicable LIBOR Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Daily Commitment Fee” means on any day an amount equal to the product of (i) the product of (A) the Daily Commitment Fee Rate and (B) the unused portion of the Commitment on such day and (ii) 1/360; provided that, for purpose of calculating the Daily Commitment Fee, the unused portion of the Commitment on any day shall equal the difference, if any, between the Commitment and the Total Outstandings.

“Scheduled Maturity Date” means September 30, 2024, or if such day is not a Business Day, the next preceding Business Day; provided that the Scheduled Maturity Date may be extended pursuant to Section 2(r) but in no event later than June 14, 2025.”

(ii)    inserting the following terms in proper alphabetical order:

““Clearstream” means Clearstream Banking SA or any of its successors.

“Daily Commitment Fee Rate” means on any day (i) if the Total Outstandings are less than the Minimum Commitment Usage Amount on such day, 30 basis points and (ii) if the Total Outstandings are greater than or equal to the Minimum Commitment Usage Amount on such day, 25 basis points.

“Euroclear” means Euroclear Bank SA/NV or any of its successors.”

(iii)    deleting the terms “Alternate Base Rate”, “Base Rate Modifier”, “Designated Base Rate”, “LIBOR Replacement Amendment”, “Ramp-up Period” and “Same Designation Loans” in their entirety.

(d)    From and after the date hereof, the Eligibility Criteria set forth under the heading “CRITERIA FOR ALL ELIGIBLE BOND ASSETS” on Appendix I of the Credit Agreement are hereby amended and restated in their entirety as set forth on Annex I hereto.

3.    EXTENSION FEE. In connection with the extension of the Scheduled Maturity Date set forth herein, the Borrower acknowledges and agrees that it shall pay to the Agent the fee described in clause (ii) of paragraph 2 of the Fee Letter.

4.    REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Lender and the Agent that (a) the representations and warranties contained in the Credit Agreement and any other Transaction Document or any document furnished at any time under or in connection therewith are true and correct in all material respects (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which is true and correct in all respects) on and as of the date hereof, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties are true and correct in all material respects (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which are true and correct in all respects)) as of such earlier date and (b) no Default or Event of Default will have occurred and be continuing before or after giving effect hereto.

5.    EFFECTIVENESS. This Amendment shall become effective upon the receipt by the Agent of evidence satisfactory to the Agent that this Amendment has been executed and delivered by each of the parties hereto, in form and substance satisfactory to the Agent.

6.    NO OTHER AMENDMENT. Except as expressly provided herein, this Amendment shall not operate as an amendment or waiver of any right, power or privilege of the Lender or the Agent under the Credit Agreement or of any other term or condition of the Credit Agreement or the other Transaction Documents, each of which shall remain in full force and effect in accordance with their respective terms, without any waiver, amendment or modification of any provision thereof.

7.    COUNTERPARTS. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.    APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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AMENDMENT TO CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first set forth above.

BLACKROCK CREDIT STRATEGIES FUND, as Borrower

By: /s/ Trent Walker
Name:	Trent Walker
Title:	Chief Financial Officer

SOCIÉTÉ GÉNÉRALE, as Lender and Agent

By: /s/ Julien Gimbrere
Name:	Julien Gimbrere
Title:	MD

AMENDMENT TO CREDIT AGREEMENT

EXHIBIT A

(s)	Benchmark Replacement Setting.

(i)

Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event or an Early Opt-in Election and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then:

(A)

if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document, and

(B)

if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to this Agreement or any other Transaction Document, or further action or consent of any other party to this Agreement or any other Transaction Document, so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Borrower;

provided that:

(x)

if a Benchmark Transition Event shall occur, the parties shall negotiate in good faith with a view to selecting a replacement benchmark (and any related adjustment thereto) for the then-current Benchmark other than the Benchmark Replacement determined pursuant the foregoing clause (A), and

(y)

if a Benchmark Transition Event shall occur and a Benchmark Replacement shall have been determined pursuant to the foregoing clause (A), the parties shall negotiate in good faith with a view to agreeing on an additional adjustment to such Benchmark Replacement to more appropriately reflect the Lender’s cost of funding loans;

provided further that, for the avoidance of doubt, the commencement and/or continuation of negotiations pursuant to the foregoing clauses (x) or (y) shall not delay or otherwise modify the determination of a Benchmark Replacement pursuant to the terms of this Section 2(s) other than pursuant to a written agreement between the Agent and the Borrower.

(ii)

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii)

Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2(s)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent pursuant to this Section 2(s), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2(s).

(iv)

Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), if the then-current Benchmark is a term rate (including USD LIBOR) and either (A) USD LIBOR with the Applicable Tenor or such other Benchmark with the Applicable Tenor, as applicable, is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that USD LIBOR with the Applicable Tenor or such other Benchmark with the Applicable Tenor, as applicable, is or will be no longer representative, then the Agent may modify the definition of “Applicable Tenor” at or after such time to replace the Applicable Tenor with another tenor that is so published and that has not been the subject of such a public statement or publication.

(v)

Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan to be made during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of Loans determined using the Alternative Interest Rate.

(vi)	Certain Defined Terms. As used in this Section 2(s):

“Applicable Tenor” means (a) in the context of USD LIBOR (and subject to Section 2(s)(iv)), one month or three months, and (b) in the case of any other Benchmark, a tenor or interest payment period of approximately one month or three months (disregarding business day adjustments).

“Benchmark” means USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2(s)(i).

“Benchmark Replacement” means, for any Interest Period, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Daily Compounded SOFR and (b) the related Benchmark Replacement Adjustment; and

(2)

the sum of: (a) the alternate benchmark rate that has been selected by the Agent as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clause (1) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:

(a)

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment (which method may result in a positive or a negative value or zero), as of the Reference Time such Benchmark Replacement is first set for such Interest Period, that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with such Unadjusted Benchmark Replacement for the Applicable Tenor; and

(b)

the spread adjustment (which may be a positive or negative value or zero), as of the Reference Time such Benchmark Replacement is first set for such Interest Period, that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the Applicable Tenor; and

(2)

for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment (which method may result in a positive or a negative value or zero), that has been selected by the Agent for such Unadjusted Benchmark Replacement for such Interest Period;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternative Interest Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the Applicable Tenor of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)	in the case of an Early Opt-in Election, the date specified by the Agent in the notice of such Early Opt-in Election.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the Applicable Tenor of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Applicable Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide the Applicable Tenor of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Applicable Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that the Applicable Tenor of such Benchmark (or such component thereof) is no longer representative.

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2(s) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2(s).

“Daily Compounded SOFR” means, for any day, SOFR, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Agent in accordance with a methodology and the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Compounded SOFR” for business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the joint election by the Agent and the Borrower to declare that an Early Opt-in Election has occurred and the provision of a notification by the Agent to each of the other parties hereto that the Agent and the Borrower have elected to opt into SOFR early.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

ANNEX I

CRITERIA FOR ALL ELIGIBLE BOND ASSETS:

Any Senior Unsecured Bond Asset that:

•	is publicly rated by at least one Rating Agency;

•

(i) is denominated in Dollars, Euros, Pounds Sterling, Canadian Dollars, Australian Dollars, Singapore Dollars, Hong Kong Dollars or Japanese Yens and (ii) does not permit the currency or country in which such asset is payable by the related Obligor to be changed to a currency other than a currency listed in the preceding clause (i);

•

where the related Obligor is an Eligible Obligor and from a Core Qualified Jurisdiction; provided that up to 10% of the Market Value of Eligible Bond Assets may be issued by Eligible Obligors from Additional Qualified Jurisdictions;

•	unless it is a zero-coupon bond, has a Market Value above 80% of its par value;

•	where the Obligor of which, at the time of issuance, had total indebtedness in excess of $250,000,000;

•	has a remaining maturity of not greater than 15 years;

•	was issued pursuant to an effective registration statement under the Securities Act (unless it qualifies for the exemption under Rule 144A under the Securities Act);

•	is not a municipal bond;

•	where the issuer is not the Borrower, an Affiliate of the Borrower or a Sanctioned Person;

•

has a lowest rating of at least (x) “CCC-” by S&P, (y) “Caa3” by Moody’s or (z) a rating by Fitch (which will give the asset a deemed CCC rating if the Bloomberg risk indicator is HY or NOR or, otherwise a B rating), in each case as of original issuance and on the date of acquisition;

•	was not made pursuant to Underlying Instruments governing the issuance of such bond asset having an aggregate principal amount of less than $250,000,000;

•	can be settled via DTC, Euroclear or Clearstream;

•	is traded on acknowledged sources of secondary market liquidity (for example Trace and Mifid);

•	as of the date such bond asset is first included as part of the Collateral, is not in payment default;

•

is not a security that by the terms of its Underlying Instruments provides for conversion or exchange (whether mandatory, at the option of the issuer or the holder thereof or otherwise) into equity capital at any time prior to its maturity; and

•	is not a Structured Finance Obligation or otherwise secured by assets.

In addition, if the consent of the Obligor is required to pledge or otherwise transfer the Borrower’s Investment in such Senior Unsecured Bond Asset shall be eligible to be an Eligible Collateral solely if such consent has been obtained.